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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-42509 and No. 333-66409 of Ramco-Gershenson Properties Trust on Forms S-8 of our report dated February 13, 2001, appearing in the Annual Report on Form 10-K of Ramco-Gershenson Properties Trust for the year ended December 31, 2000.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Detroit, Michigan
March 9, 2001